Exhibit 99.1

Contact:	Brett D. Heffes
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES CASH DIVIDEND

Minneapolis, MN (January 28, 2015)  —  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a cash dividend to shareholders.  The quarterly dividend of $0.06 per share will be paid March 2, 2015 to shareholders of record on the close of business on February 11, 2015.  Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business.  At December 27, 2014, there were 1,092 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Music Go Round® and Style Encore®.  An additional 105 retail franchises have been awarded but are not open.  In addition, at September 27, 2014, the Company had a lease portfolio of $43.2 million.